Exhibit 3.2.1

                           CONSENT OF SOLE SHAREHOLDER
                                       OF
                               FRD ACQUISITION CO.

                  The undersigned, being the sole shareholder of FRD Acquisition Co., a Delaware corporation (the "Corporation"), does hereby consent, in lieu of a meeting of the Corporation's stockholders, to the actions hereinafter set forth, taken or to be taken by the Corporation, and does hereby direct the Secretary to file this Consent with the minutes of the Corporation.

                  1.       Amendments to Bylaws:

                  RESOLVED, that Article III, Section 1(a) of the Bylaws of the Corporation shall be, and it hereby is, amended in its entirety, so that, as amended, said Article III, Section 1(a) shall be and read as follows:

                  Section 1 - Number, Election and Term of Office:

                  (a) The number of the directors of the Corporation shall not be less than one and no more than seven, within the limits above specified, the number of directors shall be determined from time to time by the stockholders or the Board of Directors at any meeting thereof. The number of directors shall not be less than three, unless all of the outstanding shares are owned beneficially and of record by less than three shareholders, in which event the number of directors shall not be less than the number of shareholders permitted by statute.

                  FURTHER RESOLVED, that Article III, Section 8 of the Bylaws of the Corporation shall be, and it hereby is, amended in its entirety, so that, as amended, said Article III, Section 8 shall be and read as follows:

                  Section 8 - Vacancies:

                  Any vacancy in the Board of Directors occurring by reason of an increase in the number of directors, or by reason of the death, resignation, disqualification, removal (unless a vacancy created by the removal of a director by the shareholders shall be filled by the shareholders at the meeting at which the removal was effected) or inability to act of any director, or otherwise, shall be filled for the unexpired portion of the term by a majority vote of the remaining directors, though less than a quorum, at any regular meeting or special meeting of the Board of Directors called for that purpose or by the shareholders at any meeting thereof.

                                       FLAGSTAR CORPORATION,
                                       A DELAWARE CORPORATION




Dated:  May 24, 1996                   By:_________________________________
                                          Rhonda J. Parish
                                          Senior Vice President, General Counsel
                                          and Secretary

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